Exhibit 10.10

MARKETING AGREEMENT

THIS AGREEMENT made by and between Shaw Shank , LLC., a Nevada Limited Liability Company, with offices at  9190 Double Diamond Parkway, Reno, Nevada 86521    (“Marketing Partner”) and Ascot Crossing, LLC. a Nevada corporation with offices at 8670 West Cheyenne Avenue, Las Vegas, Nevada 89129 ("Ascot" or the “Company”). It is made and entered into as of the Effective Date which shall be the first date written below the signature line Hereinafter Marketing Partner and the Company may each be referred to as a “Party” and collectively as the “Parties.”

R E C I T A L S:

WHEREAS, Ascot desires to appoint Marketing Partner, on a non-exclusive basis, as an independent contractor to sell and market Ascot’s products and services (collectively referred to herein as the “Products”) in the specific territory described herein (the “Territory”); and

WHEREAS, Marketing Partner desires to provide sales and marketing services (the “Marketing Services”) of the Ascot Products on the terms outlined herein:

NOW THEREFORE, for and in consideration of the promises and mutual covenants, agreements, understandings, undertakings, representations, warranties and promises, and subject to the conditions hereinafter set forth, and intending to be legally bound thereby, the parties do hereby covenant and agree that the Recitals set forth above are true and accurate, and further covenant and agree as follows:

ARTICLE 1: APPOINTMENT

 1.01             Marketing Partner Appointment. Ascot hereby appoints Marketing Partner to be an Independent Marketing Partner of the Ascot Products for the term of this Agreement as defined in the Articles below.  Marketing Partner shall market the Ascot Products using the Pricing Schedule attached hereto as Exhibit A, and agrees to comply and be bound by the standards, rules, regulations and policies set forth in Ascot’s Terms and Conditions as posted on Ascot’s corporate website.  Ascot reserves the right to alter the Pricing Schedule and Terms and Conditions at its own discretion, so long as such changes are commercially competitive for similar products. Marketing Partner will be advised of such changes in written correspondence.

1.02            The Territory.  The Territory wherein Marketing Partner may market the Products is within the United States of America.

1.03           Sales of Other Products.  Marketing Partner shall not represent, act as sales agent or independent distributor for or market any product that is competitive with the Ascot Products, without Ascot’s express written consent.

ARTICLE 2: OBLIGATIONS OF THE COMPANY

2.01            Obligations of the Company. During the term of this Agreement, the Company agrees to do the following:

(A)	Provide Marketing Partner with on-line resources and materials relating to the Products necessary to support Marketing Partner’s promotion and sales efforts;

(B)	Provide Marketing Partner with updates as to improvements or upgrades relative to the Products;

(C)	Provide Marketing Partner with training and online account access to Ascot’s CMT database with access to all of Marketing Partner’s accounts during the term of this Agreement;

(D)	Provide support/training for any Ascot Products sold by Marketing Partner as outlined in the Pricing Schedule attached as Exhibit A.

ARTICLE 3: OBLIGATIONS OF THE MARKETING PARTNER

3.01            Obligations of the Marketing Partner. During the term of this Agreement, the Marketing Partner agrees to do the following:

(A)	Market Ascot Products in an honest and ethical manner, in such a way as Marketing Partner would market their own products and is commonly accepted in the industry;

(B)	Provide Ascot with detailed information on each new client in the format outlined by Ascot;

(C)	Provide Company with payment for any Products sold and submitted by Marketing Partner as outlined in the Pricing Schedule attached as Exhibit A.

ARTICLE 4: TERM OF AGREEMENT AND TERMINATION

4.01            Term. The term of this Agreement shall be a one (1) year (the "Term"), subject to earlier termination as provided by this Article 4.  The term of this Agreement shall commence on the first date written below (the “Commencement Date”).

4.02           Renewal Term.  Upon expiration of the Initial Term or any Renewal Term (as defined herein), as the case may be, this Agreement shall continue for additional, consecutive, successive periods of one (1) year (the “Renewal Term”) unless terminated in accordance with the provisions of Article 4.

4.03            Termination By Either Party. Commencing sixty (60) days after the date hereof, this Agreement may be terminated by either Party for any reason upon provision of ninety (90) days advance written notice.

4.04            Return of Materials Upon Termination. Upon termination of this Agreement, Marketing Partner shall immediately return to Ascot all sales materials, product exemplars, copies of all client lists, Ascot "Sales & Marketing" book, data sheets, samples, and other written materials (collectively, the "Sales Materials") provided to Marketing Partner by Ascot.

4.05            Payments Upon Termination. Termination of this Agreement shall not relieve Ascot of its obligation to pay to Marketing Partner any amounts due or owing or that may become due as the results of Marketing Partners efforts prior the time of termination.  Payments for all commissions due to Marketing Partner after the termination of this Agreement will be paid in accordance with Exhibit A of this Agreement.

ARTICLE 5: CONFIDENTIALITY AND TRADEMARKS

5.01           Confidential Information. During the Term, and for a period of three (3) years thereafter, Marketing Partner agrees not to divulge to any party, other than in the ordinary course and performance of his duties hereunder, or make use of information relating to:

(A)	Any Ascot Products that Marketing Partner sold;

(B)	Knowledge of any of Ascot's business that Marketing Partner obtained during the Term which (i) has not been disclosed to the public; or (ii) is not otherwise in the public domain; or

(C)
Any proprietary information, including, but not limited to, financial information, terms of equipment financing, intellectual property, contracts, customer lists, pricing lists, or commissions structure of Ascot not in the public domain.

5.02            Trademarks. Marketing Partner shall be entitled to use Ascot’s trademarks and service marks in fulfilling its obligations under this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall transfer, quit claim, instill and/or invest Marketing Partner (or any of its assignees) with any ownership or extraneous rights (outside the parameters of this Agreement) in and to Ascot’s trademarks and service marks.

ARTICLE 6: INDEPENDENT CONTRACTOR

6.01            Independent Contractor. Marketing Partner is entering into this Agreement and in the performance of his duties hereunder as an independent contractor. No term or condition under this Agreement nor any manner or method of payment hereunder shall create any relationship between Ascot and Marketing Partner other than as expressed in this Article 6. Marketing Partner shall not in any way, at any time, or under any circumstances, be, or be construed to be, an employee, partner, or joint venture of Ascot.
ARTICLE 7: MISCELLANEOUS PROVISIONS

7.01            Assignment. The rights of Marketing Partner under this Agreement are individual to Marketing Partner and may not be assigned or transferred to any other person, firm or corporation without the prior express written consent of Ascot. Any attempted assignment by Marketing Partner is void.

7.02            Cooperation. The Parties agree to cooperate fully with each other in order to achieve the purposes of this Agreement and to take all actions not specifically described that may be required to carry out the purposes and intent of this Agreement.

7.03            Modification of Agreement. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in an express writing signed by each party or an authorized designee of each party.

7.04            Notices. Any notice provided for or concerning this Agreement shall be in writing and be deemed sufficiently given when sent by certified mail, return receipt requested, Express Mail, Federal Express, or similar conventional means of expedited delivery and proof of delivery, to the respective address of each party as set forth at the beginning of this Agreement. This includes email with receipt confirmation.  A copy of a notice to Ascot shall also be provided to Ascot at the same address. Any change of address for notices shall be given to all parties by notice in writing the receipt of which is duly acknowledged in writing or sent certified mail to the then proper address of each other party.

7.05            Governing Law. It is agreed that this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Nevada.  The Parties agree that any and all disputes between them based upon or in relation to this Agreement shall be resolved by arbitration conducted in accordance with the Commercial Rules then in effect of the American Arbitration Association.  Such arbitration shall be held in the City of Las Vegas, State of Nevada.  Judgment upon the award rendered shall be final and non-appealable and may be entered in any court having jurisdiction.  Each party shall be permitted to enforce any judgment or writ or attachment in any court having jurisdiction.  The prevailing party shall be entitled to recover its costs and reasonable attorney’s fees, arbitration or court costs, and other costs incurred in connection with such proceeding.

7.06            Effect of Partial Invalidity. The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and affect as if both Parties subsequent to the expungement of the invalid provision had executed them. In the event that a provision is found in a judicial proceeding to be unenforceable as written, but enforceable if modified, then the provision shall be deemed to be so modified to the extent necessary to cause it to be enforceable retroactive to the original date of this Agreement.

7.07            Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to their mutual release of claims, and any prior understanding or representation of any kind concerning such release that precedes the date of this Agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

7.08            Neutral Interpretation. The provisions contained herein shall not be construed in favor of or against any Party because that party or its counsel drafted this Agreement, but shall be construed as if all parties prepared this Agreement, and any rules of construction to the contrary are hereby specifically waived. The Parties negotiated the terms of this Agreement at arm’s length.

7.09            Binding Effect. The terms of this Agreement shall be binding upon, and shall inure to the benefit of Ascot, Marketing Partner and their respective heirs, successors and assigns. The term “Ascot” as used in this Agreement, shall include, but is not limited to, its predecessors, successors, predecessors, parents, affiliates, subsidiaries and divisions and their respective past or present officers, directors, stockholders, managers, employees, attorneys, advisors, consultants, insurers, accountants, Marketing Partners and assigns.

7.10           Force Majeure. Neither party shall be considered in default or held responsible to the other on account of or arising out of the interruption of its performance under this Agreement by: (A) epidemics, fire, explosion, flood, unusually severe weather, or any other extraordinary natural disturbance, act of God, or of the public enemy, any civil commotion, riot, insurrection, terrorism, war (declared or otherwise), restrictions due to quarantines, blockades, embargoes, unavailability of materials; unforeseen market shortages or any other cause beyond the reasonable control of such party that arise without the fault or negligence of such party, and that result in the delay of performance hereunder.

7.11           Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered a valid instrument, and all of which, when taken together, shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written below.

ASCOT CROSSING, INC.  (Company)
FEDERAL ID NUMBER: 26-4459433

By:_________________________________
Its: Melissa Gardner,  manager

Dated: ________________

Shaw Shank, LLC (Marketing Partner)
FEDERAL ID NUMBER: 27-2504291

By:_________________________________
Its:  Rob Dahl, Owner

Dated: _________________

Exhibit A

Compensation

Marketing Partner will market the Ascot Crossing, LLC Personal Financial Solutions CD’s.  Ascot shall fulfill each order received from the Marketing Partner.  Ascot will pay Marketing Partner on a  per sale basis $15 for each CD that is shipped by Ascot Crossing, LLC.

Billing periods are monthly payable twice per month with a mid month draw on revenues and a month end closing payable on or before the 15th of the following month.  All checks will be payable to: Shaw Shank, LLC.